UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2015

RTI SURGICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-31271	59-3466543
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11621 Research Circle, Alachua, Florida		32615
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (386) 418-8888

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 29, 2015, RTI Surgical, Inc. (formerly known as RTI Biologics, Inc.), a Delaware corporation (the “Company”), entered into a Third Amendment (the “Amendment”) to the Second Amended and Restated Loan Agreement, dated as of July 16, 2013 (the “Loan Agreement”), among the Company, as Borrower, TD Bank, N.A. and Regions Bank, as Lenders, and TD Bank, N.A., as administrative agent for the Lenders. Capitalized terms used in this Current Report on Form 8-K without definition have the meanings assigned to those terms in the Loan Agreement.

The parties to the Loan Agreement entered into the Amendment in order to: (i) increase the Maximum Revolving Credit Amount from Twenty Million and 00/100 Dollars ($20,000,000.00) to Thirty Million and 00/100 Dollars ($30,000,000.00); and (ii) make certain corresponding amendments.

The foregoing description of the Third Amendment to the Second Amended and Restated Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the Amendment which is attached to this Current Report on Form 8-K as Exhibit 10.1 and which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.1	Third Amendment to the Second Amended and Restated Loan Agreement dated June 29, 2015 by and among the Company, TD Bank, N.A., a national banking association, as administrative agent for the Lenders and each of the Lenders from time to time a party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RTI SURGICAL, INC.

Date: July 2, 2015	By:	/s/ Robert P. Jordheim
	Name:	Robert P. Jordheim
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

RTI Surgical, Inc.

Form 8-K Current Report

Exhibit Number	Description of Document

10.1	Third Amendment to the Second Amended and Restated Loan Agreement dated June 29, 2015 by and among the Company, TD Bank, N.A., a national banking association, as administrative agent for the Lenders and each of the Lenders from time to time a party thereto.